                                                                   EXHIBIT 11.1

                          TELCOM SEMICONDUCTOR, INC.

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1994     1995     1996
                                                     -------  -------  -------
   Weighted average number of common shares
    outstanding(1)..................................  3,715    8,436    15,612
   Mandatorily redeemable convertible preferred
    stock(1)(2).....................................   8,624    5,578       --
   Dilutive effect of stock options(1)(3)...........   1,543    1,626       --
   Dilutive effect of warrants(3)...................     234      263       --
                                                     -------  -------  -------
   Number of shares used to compute per share data..  14,116   15,903   15,612
                                                     =======  =======  =======
   Income (loss) before extraordinary item..........    $607   $3,644    $(682)
   Gain on early extinguishment of debt.............     225       --       --
                                                     -------  -------  -------
   Net income (loss)................................    $832   $3,644    $(682)
                                                     =======  =======  =======
   Per share data:
    Income (loss) before extraordinary item.........   $0.04    $0.23   $(0.04)
    Gain on early extinguishment of debt............    0.02       --       --
    Net income (loss)...............................   $0.06    $0.23   $(0.04)
                                                     =======  =======  =======

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins,
    common and common equivalent shares and options issued by the Company during the twelve-month period prior to the Company's initial public offering have been included as if they were outstanding for all periods prior to that time.
(2) For shares issued more than one year prior to the Company's initial public offering, computed using the if-converted method assuming conversion at the beginning of the earliest period presented, or at time of issuance, if later.
(3) For shares, options and warrants issued more than one year prior to the Company's initial public offering or after the offering, computed using the treasury stock method.